UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2024

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	001-08489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2284

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	D	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Definitive Material Agreement.

Proposed Sale of 50% Non-controlling Interest in Coastal Virginia Offshore Wind Commercial Project

As previously reported, on February 21, 2024, Virginia Electric and Power Company (Virginia Power), a wholly-owned subsidiary of Dominion Energy, Inc. (Dominion Energy), and Dunedin Member LLC, a Delaware limited liability company (Investor), an affiliated investment vehicle of Stonepeak Partners LLC (Stonepeak) entered into an Equity Capital Contribution Agreement (the Contribution Agreement) in connection with the development of the Coastal Virginia Offshore Wind commercial project (CVOW) (the Transaction). In connection with the closing of the Transaction, Virginia Power will form a new limited liability company, OSW Project LLC (OSW), and at closing, Virginia Power and Investor will enter into a Limited Liability Company Agreement (LLC Agreement) that will, among other things, provide for Virginia Power to contribute all of its rights, title and interest in all of the assets relating to CVOW (except for certain specified contracts) to OSW. Pursuant to the terms of the Contribution Agreement, Investor will contribute cash in a net amount representing 50% of the CVOW construction costs incurred through closing less an initial withholding of $145 million to OSW, which is expected to be approximately $3 billion. In exchange, each of Virginia Power and Investor will receive a 50% interest in OSW. Virginia Power will retain full operational control of the construction and operations of CVOW, while Investor will have customary minority interest rights. As an inducement for Virginia Power to enter into the Contribution Agreement, Stonepeak entities entered into an equity commitment letter and a debt commitment letter committing to invest cash for the purpose of funding certain of Investor’s obligations.

The closing of the Transaction is subject to the satisfaction of certain customary closing conditions described in the Contribution Agreement, including, receipt of required approvals from the State Corporation Commission of Virginia and the North Carolina Utilities Commission and certain consents from the Bureau of Ocean Energy Management and certain other third parties regarding the assignment of certain contracts and permits needed for the partnership post-closing. The parties currently expect for the Transaction to close by the end of 2024 after all required approvals and consents have been received.

The Contribution Agreement may be terminated, at any time prior to the closing, under certain conditions, including: (i) by mutual written consent of the parties; (ii) by either party, if the closing has not occurred on or before the termination date; (iii) by either party, as the case may be, prior to the closing upon certain material breaches or failures to perform any of the representations, warranties, covenants or agreements by the other party; (iv) by either party prior to the closing in the event of a final and non-appealable law or order restraining, enjoining or otherwise prohibiting the closing in any competent jurisdiction. Investor has agreed to pay to Virginia Power a termination fee of $200 million under certain conditions. As an inducement for Virginia Power to enter into the Contribution Agreement, Stonepeak delivered to Virginia Power a limited guaranty to guarantee for the benefit of Virginia Power the due and punctual payment of any termination fee, including related costs upon termination, owed by Investor.

The Contribution Agreement contains customary representations and warranties by Virginia Power and Investor. The representations and warranties of each party set forth in the Contribution Agreement have been made solely for the benefit of the other party and their respective affiliates to the Contribution Agreement, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (a) have been qualified by disclosure schedules that the parties have delivered in connection with the execution of the Contribution Agreement, (b) are subject to the materiality standards set forth in the Contribution Agreement, which may differ from what may be viewed as material by investors, (c) in certain cases, were made as of a specific date, and (d) may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the execution of the Contribution Agreement. The Contribution Agreement also contains customary covenants, including that certain activities relating to the construction of CVOW require the consent of Investor prior to closing.

The LLC Agreement (when executed at closing), among other things, will provide for additional capital contributions, cash distributions, governance rights, transfer and exit rights and other arrangements for OSW from and after the closing of the Transaction. Under the terms of the LLC Agreement, Virginia Power and Investor will each be required to make mandatory contributions to OSW of additional capital necessary to fund the remaining construction costs up to a total of $11.3 billion. In the event that the total construction costs exceed a total of $11.3 billion (which is $1.5 billion more than the current budget for CVOW), Investor will have the option to make additional capital contributions if the total costs, excluding financing costs, are between $11.3 billion and $13.7 billion, with Virginia Power contributing between 67% and 83% of such contributions. If Investor chooses not to make additional capital contributions, Virginia Power will receive an increased ownership percentage of OSW for any contributed capital. If the final construction costs of CVOW are under $9.8 billion, excluding financing costs, Virginia Power will receive $100 million of the initial withholding, but if the final construction costs of CVOW are over $9.8 billion, the amount of the initial withholding received by Virginia Power will be adjusted downwards and no withheld amounts will be received if the total costs (excluding financing costs) exceed $11.3 billion. The LLC Agreement further provides that at any time prior to CVOW achieving commercial operation, Virginia Power has the right but not the obligation to call Investor’s ownership interest in OSW within one year after an Investor failure to make certain mandatory capital contributions to OSW.

Under the LLC Agreement, OSW will initially have a seven-member board of directors that will retain the day-to-day management of OSW, subject to certain approval rights reserved for Investor or for both owners of OSW. Virginia Power will be entitled to appoint a majority of the directors serving on the Board for so long as it maintains at least a 25% ownership interest in OSW and is the project manager under the project management agreement. Investor will have the right to appoint a director for each 16.5% ownership interest that it holds in OSW. In the event that that Virginia Power owns less than a 25% ownership interest in OSW or is no longer the project manager under the project management agreement, then Virginia Power will have the right to appoint a director for each 16.5% ownership interest that it owns in OSW. The LLC Agreement also contains certain Investor protections, including, among other things, requiring Investor approval for OSW to take certain fundamental actions. The LLC Agreement will also permit quarterly cash distributions to Investor and Virginia Power depending on a number of factors. In addition, the LLC Agreement will contain certain transfer restrictions and other transfer rights and obligations applicable to both Investor and Virginia Power.

Virginia Power and Investor will also enter into a project management agreement at closing that will provide that Virginia Power will have full control of the management, design, procurement, construction, commissioning, completion, operations, maintenance and decommissioning of CVOW on the terms in the project management agreement or as otherwise mutually agreed by Virginia Power and Investor.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Contribution Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Dominion Energy. The statements relate to, among other things, expectations, estimates and projections concerning the Transaction, as applicable, which are subject to various risks and uncertainties. Factors that could cause actual results to differ include but are not limited to: the risk that Dominion Energy and Virginia Power may be unable to obtain any necessary regulatory approvals for any, or all, of the Transaction or that required regulatory approvals may delay any, or all, of the Transaction and the risk that any conditions to the closing of any, or all, of the Transaction may not be satisfied. Other risk factors relating to Dominion Energy’s business more generally are detailed from time to time in Dominion Energy’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this Form 8-K. Dominion Energy assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibits

2.1	Equity Capital Contribution Agreement, dated as of February 21, 2024, by and between Virginia Power and Investor.*†

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

†

Portions of this exhibit are redacted pursuant to Item 601(b)(2)(ii) of Regulation S-K. The Company agrees to promptly furnish supplementally an unredacted copy of the exhibit to the U.S. Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION ENERGY, INC.

Registrant

/s/ Steven D. Ridge
Name:	Steven D. Ridge
Title:	Executive Vice President and Chief Financial Officer

Date: February 26, 2024